Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS WARRANT AND ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER CONDITIONS, AS SPECIFIED IN THE OPERATING AGREEMENT DATED AS OF JANUARY 31, 2007, AS MAY BE AMENDED. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE MADE EXCEPT PURSUANT TO AND AS OTHERWISE PROVIDED IN SUCH OPERATING AGREEMENT, (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

MIDOCEAN SBR HOLDINGS, LLC

UNIT PURCHASE WARRANT

Date of Issuance: March 26, 2009	Certificate No. W-1

FOR VALUE RECEIVED, MidOcean SBR Holdings, LLC, a Delaware limited liability company (the “Company”), hereby grants to MidOcean Partners III, L.P. or its registered assigns (the “Registered Holder”) the right to receive a number of Class A Units as specified in Section 1B below at a price per share of $0.01 (the “Exercise Price”). This Warrant is issued pursuant to the terms of that certain Second Lien Credit Agreement entered into as of March 26, 2009 by and among Sbarro Holdings, LLC, a Delaware limited liability company, Sbarro, Inc., a New York corporation, the lenders thereto and Natixis, New York Branch, as Administrative Agent and Collateral Agent. Certain capitalized terms used herein are defined in Section 4 hereof. Capitalized terms used herein but not defined shall have their respective meanings set forth in the Operating Agreement. The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

This Warrant is subject to the following provisions:

Section 1. Exercise of Warrant.

1A. Exercise Period. The Registered Holder may exercise, in whole or in part (including, with respect to a fractional Class A Unit), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including the tenth anniversary thereof (the “Exercise Period”); provided, that if the Registered Holder has not exercised this Warrant on or before the date on which a Company Sale (as such term is defined in the Operating Agreement) is consummated, this Warrant shall expire and terminate automatically and shall be of no further force and effect. The Company shall give the Registered Holder written notice of the expiration of the rights hereunder at least 30 days but not more than 90 days prior to the end of the Exercise Period.

1B. Exercise Number. The exercise number will, at any time of determination, be equal to (i) 3.0923% of the number of Class A Units outstanding at the Exercise Time, plus (ii) 3.0923% of the Incentive Units outstanding at the Exercise Time as and to the extent such Incentive Units receive distributions pursuant to the terms of the Operating Agreement (it being understood that the intent of the foregoing is to provide distributions in respect of this Warrant equal to 3.0923% of all such distributions made under the Operating Agreement, determined at the time of such distribution).

1C. Exercise Procedure.

(i) The purchase rights represented by this Warrant with respect to any Warrant Units shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a) a completed Exercise Agreement, as described in paragraph 1D below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 6 hereof; and

(c) payment of the Exercise Price, at the option of the Registered Holder, (w) by wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose, (x) by check payable to the Company, (y) by application of any Warrants and/or Warrant Units, as provided below, or (z) by any combination of such methods.

(ii) If the Class A Units are in certificate form, certificates for Warrant Units purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within 5 Business Days after the date of the Exercise Time. Unless this Warrant has expired or terminated or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within 5 Business Days, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iii) Any Warrant Units issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Warrant Units at the Exercise Time.

(iv) Except as otherwise set forth in Section 6, the issuance of certificates for any Warrant Units upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of such Warrant Units. Each Warrant Unit issuable upon exercise of this Warrant shall be duly authorized, validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof, and there shall be no binding obligations under the Operating Agreement or otherwise to make further capital contributions in respect thereof.

(v) The Company shall not close its books against the transfer of this Warrant or of any Warrant Unit issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(vi) The Company shall reasonably assist and cooperate with the Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the Registered Holder, be conditioned upon the consummation of the public offering or the sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(viii) The Company shall take all actions as may be necessary to assure that all Warrant Units issuable upon exercise of this Warrant may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such Warrant Units may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(ix) The Company shall at all times reserve and keep available out of its authorized but unissued units such number of Warrant Units solely for the purpose of issuance upon any exercise of this Warrant.

1D. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that to the extent permitted hereunder and under the terms of the Operating Agreement if the Warrant Units are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Warrant Units are to be issued, and if the number of Warrant Units to be issued does not include all the Warrant Units purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof. Upon exercise of this Warrant in whole or in part, the Registered Holder may, at its option, submit to the Company written instructions from the Registered Holder to apply any specified number of Warrant Units issuable upon such exercise in payment of the Exercise Price required upon such exercise, in which case the Company will accept such specified number of Warrant Units (at a value per unit equal to the then Market Price thereof less the Exercise Price then in effect), in lieu of a like amount of such cash payment.

1E. Automatic Exercise on Last Day of Final Exercise Period. If this Warrant shall not have been terminated or exercised in full on or before the last day of the Exercise Period, then this Warrant shall be automatically exercised, without further action on the part of the Registered Holder, in full (and the Registered Holder shall be deemed to be a holder of the Warrant Units issued upon such automatic exercise) on and as of the last day of the Exercise Period, unless at any time on or before such last day of the Exercise Period the Registered Holder shall notify the Company in writing that no such automatic exercise is to occur. Payment of the Exercise Price due in connection with any such automatic exercise pursuant to this paragraph 1E shall be made by application of Warrants (at a value equal to the then Market Price thereof) equal to the aggregate Exercise Price which is due upon such exercise, unless at any time on or before such last day of the Exercise Period the Registered Holder shall notify the Company that the Registered Holder elects one of the other payment options set forth in paragraph 1C(i)(c). As promptly as practicable following any such automatic exercise, and in any event within 5 Business Days after the day that the Registered Holder surrenders this Warrant to the Company for cancellation, the Company shall cause to be issued and delivered to the Registered Holder a certificate registered in the name of the Registered Holder (unless the Registered Holder shall specifically instruct the Company otherwise) representing the Warrant Units issued in connection with such automatic exercise of this Warrant minus the number of Warrant Units, if any, applied in payment of the Exercise Price.

Section 2. Adjustment of Exercise Price and Number of Units. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of Class A Units obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

2A. Subdivision or Combination of Units. If the Company at any time subdivides (by any unit split, recapitalization or otherwise) one or more series or classes, its outstanding Class A Units into a greater number of units, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Class A Units obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse unit split or otherwise) one or more series or classes of its outstanding Class A Units into a smaller number of units, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Class A Units obtainable upon exercise of this Warrant shall be proportionately decreased.

2B. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Class A Units are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Class A Units is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holder) to insure that the Registered Holder shall thereafter have the right to acquire and receive, in lieu of the Warrant Units immediately theretofore acquirable and receivable upon the exercise of the Registered Holder’s Warrant, such equity interests, securities or assets as would have been issued or payable in such Organic Change (if the Registered Holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the number of Warrant Units immediately theretofore acquirable and receivable upon exercise of the Registered Holder’s Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holder) with respect to the Registered Holder’s rights and interests to insure that the provisions of this Section 2 and Section 3 hereof shall thereafter be applicable to this Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Class A Units reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Warrant Units acquirable and receivable upon exercise of this Warrant, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holder), the obligation to deliver to the Registered Holder such equity interests, securities or assets as, in accordance with the foregoing provisions, the Registered Holder may be entitled to acquire.

2C. The Company shall also give written notice to the Registered Holder at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

Section 3. Distributions. If the Company pays a distribution, or similar transaction, to the Class A Units, including a tax distribution pursuant to Section 4.1(a) of the Operating Agreement (a “Distribution”), then the Company shall pay to the Registered Holder of this Warrant at the time of payment thereof the Distribution which would have been paid to the Registered Holder with respect to the Warrant Units had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Distribution, or, if no record is taken, the date as of which the record holders of Class A Units entitled to such distributions are to be determined.

Section 4. Definitions. The following terms have the meanings set forth below:

“Appraisal Procedure” means the following procedure to determine the fair market value, as to any security, for purposes of the definition of “Fair Market Value” or the fair market value, as to any other property (in either case, the “Valuation Amount”). The Valuation Amount shall be determined in good faith jointly by the board of directors of the Company and the Registered Holder; provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed 20 Business Days), the Valuation Amount shall be determined by an investment banking firm of national reputation, which firm shall be reasonably acceptable to the board of directors. If the board of directors and the Registered Holder are unable to agree upon an acceptable investment banking firm within 10 days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within 10 days of his appointment) from a list, jointly prepared by the board of directors and the Registered Holder, of not more than 6 investment banking firms of national reputation in the United States, of which no more than 3 may be named by the board of directors and no more than 3 may be named by the Registered Holder. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of 6 investment banking firms. The board of directors and the Registered Holder shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall, within 30 days of its appointment, make its own determination of the Valuation Amount. The determination of the final Valuation Amount by such investment banking firm shall be final and binding upon the parties. The Company shall pay all of the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Class A Units” means, collectively, the Company’s Class A Units, as constituted on the Date of Issuance, and any equity interests into which such units may thereafter be changed, and shall also include (i) equity interests of the Company of any other class (regardless of how denominated) issued to the holders of Class A Units upon any reclassification thereof which is also not preferred as to dividends or liquidation over any other class of units of the Company and which is not subject to redemption and (ii) equity interests or securities of any successor company received by or distributed to the holders of Class A units of the Company in circumstances contemplated by paragraph 2B hereof.

“Fair Market Value” means as to any security the fair market value thereof as determined in accordance with the Appraisal Procedure, using any appropriate valuation method, assuming an arms-length sale to an independent party. In determining the Fair Market Value of any security, a sale of all of the issued and outstanding class or series of such security will be assumed, without giving regard to the lack of liquidity of such security due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for such security and the exercise of all rights and warrants then outstanding and exercisable to purchase units of such equity or securities convertible into or exchangeable for units of such equity; provided, however, that such assumption will not include those securities, rights and warrants convertible into such equity where the conversion, exchange or exercise price per unit is greater than the Fair Market Value; provided, further, however, that Fair Market Value shall be determined with regard to the relative priority of each class or series of such equity or securities (if more than one class or series exists). “Fair Market Value” means with respect to property other than securities, the “fair market value” determined in accordance with the Appraisal Procedure.

“Governmental Entity” means a domestic (federal, state, municipal or local) or foreign or multinational government or governmental, regulatory, political, judicial or quasi-judicial or administrative subdivision, department, authority, entity, agency, commission, board, bureau, court or instrumentality.

“Incentive Units” has the meaning set forth in the Operating Agreement.

“Market Price” means as to any security the Ten Day Average of the average closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on The Nasdaq National Market System as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted on The Nasdaq National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions). If at any time such security is not listed on any domestic securities exchange or quoted on The Nasdaq National Market System or the domestic over-the-counter market, the Market Price of such security shall be the Fair Market Value.

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement, dated as of January 31, 2007, by and among the Company and the equity holders party thereto, as such agreement may be amended from time to time.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization or entity of any kind or nature, including a Governmental Entity.

“Ten Day Average” means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the 10 Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined.

“Warrant Units” means the Company’s Class A Units obtained or obtainable upon any exercise of this Warrant; provided that if there is a change such that the securities issuable upon exercise of this Warrant are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term “Warrant Units” shall mean one share of the security issuable upon exercise of this Warrant if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

Section 5. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the Registered Holder to any voting rights or other rights as a member of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Units, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of the Registered Holder for any further payment in respect of Warrant Units acquirable by exercise hereof or as a member of the Company.

Section 6. Warrant Transferable. Subject to the restrictions of paragraph 6(ii), each of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company, together with a funds sufficient to pay any transfer taxes in connection with the making of such transfer. Upon such surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned and this Warrant shall promptly be cancelled. A Warrant may be exercised by the new holder for the purchase of Warrant Units without having a new Warrant issued.

(i) The Registered Holder, by acceptance of this Warrant, agrees, with respect to this Warrant, to the restrictive legend requirements and transfer and other provisions contained in the Operating Agreement. Furthermore, the Registered Holder of this Warrant, by acceptance thereof, agrees and acknowledges that the Warrant Units issuable upon the exercise hereof, are subject to the restrictive legend requirements set forth on the forepart of this Warrant and that each certificate evidencing the Warrant Units shall be stamped or otherwise imprinted with a legend similar to that at the forepart of this Warrant, unless prior to the exercise of this Warrant, the Warrant Units issuable upon exercise thereof shall have been registered under the Securities Act of 1933.

(ii) The Company shall prepare, issue and deliver at its own expense any new Warrant or Warrants required to be issued under this Section 6; provided that the Registered Holder of the Warrant shall be responsible for any and all transfer taxes incurred in connection with the transfer of the Warrant.

Section 7. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrants.”

Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 9. Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U. S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).

Section 10. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holder.

Section 11. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The limited liability company laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its equity holders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

Section 12. Nonwaiver. No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of the Registered Holder shall operate as a waiver of or otherwise prejudice such holder’s rights, powers or remedies.

Section 13. Remedies. No remedy conferred in this Warrant on the Registered Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any other agreement, document or instrument or now or hereafter existing at law or in equity or by statute or otherwise.

Section 14. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the Registered Holder, and shall be enforceable by such holder or holders.

Section 15. Entire Agreement, Partial Invalidity. This Warrant, together with the documents referred to herein, embodies the entire agreement and understanding between the holder hereof and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

MIDOCEAN SBR HOLDINGS, LLC

By	/s/ Peter Beaudrault
Its	President

Attest:

/s/ Stuart M. Steinberg
Secretary

Signature page to Unit Purchase Warrant

EXHIBIT I

EXERCISE AGREEMENT

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-1), hereby agrees to subscribe for the purchase of              of the Warrant Units covered by such Warrant and makes payment herewith in full therefor at the price per unit provided by such Warrant.

Signature

Address

Signature page to Exhibit I (Exercise Agreement) of Unit Purchase Warrant

EXHIBIT II

ASSIGNMENT

FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-1) with respect to the number of units of the Warrant Units covered thereby set forth below, unto:

Names of Assignee	Address	No. of Units

Dated:	Signature

Witness